Exhibit 99.1

FOR IMMEDIATE RELEASE

From: Nicole Williams

           Uwharrie Capital Corp

           704-991-1276

Date:  February 8, 2018

Albemarle – Uwharrie Capital Corp announced financial results for the year ended December 31, 2017.  The Company reported consolidated total assets of $576.4 million at December 31, 2017, compared to $548.2 million at December 31, 2016, and increase of $28.2 million or 5.1%.

Net income for the twelve-month period ended December 31, 2017 was $1.61 million versus $2.21 million for the same period in 2016, a 27% decline. For the twelve months, ended December 31, 2017, net income available to common shareholders was $1.02 million or $0.14 per share, compared to $1.62 million or $0.22 per share for the twelve months ended December 31, 2016, a 37% decline. Net income available to common shareholders takes into consideration the payment of dividends on preferred stock issued by the Company.

Included in the provision for income taxes during 2017 was an estimated $806 thousand write-down as a result of an adjustment in the Company’s net deferred tax assets. The adjustment was based on the new federal tax code that reduced the statutory tax rate for corporations from 35% to 21% and was enacted December 22, 2017. After adjusting earnings for this charge, the Company’s net income would have been $2.42 million, an increase of $210 thousand or 9.5% over 2016.

The Company’s net income, as adjusted, is a non-GAAP financial measure. For more information, see “Use of Non-GAAP Financial Measures” and the accompanying table below.

Use of Non-GAAP Financial Measures

In addition to the results presented in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company supplements its evaluation of its results of operations with an analysis of certain non-GAAP, adjusted financial measures including adjusted net income. Management believes these non-GAAP financial measures, in addition to the related GAAP measures, provide meaningful information to investors in understanding our operating performance and trends. These non-GAAP measures have inherent limitations and are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for an analysis of results reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Exhibit 99.1

Reconciliations of non-GAAP financial measures disclosed in this release to the comparable GAAP measures are provided in the accompanying tables.

Reported Net Income	$1.61	million
DTA Estimated Adjustment	$806	thousand
Adjusted Net Income	$2.42	million

Contact David Beaver, Chief Financial Officer at 704-991-1266 for further information.

About Uwharrie Capital Corp

Uwharrie Capital Corp offers a full range of financial solutions through its subsidiaries:  Uwharrie Bank and Uwharrie Investment Advisors.  Additional information on Uwharrie Capital Corp may be found at www.UwharrieCapitalCorp.com or by calling 704-982-4415.